Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Cardo Medical, Inc.

We consent to the use of our Independent Registered Public Accounting Firm's Report dated March 31, 2009, covering the consolidated financial statements of Cardo Medical, Inc., for the year ended December 31, 2008, and for the period from April 6, 2007 (inception) through December 31, 2007, to be included in this Registration Statement on Form S-1 under the Securities Act of 1933 to be filed with the Securities and Exchange Commission on or about December 18, 2009.

We also consent to the reference to us as "experts" in matters of accounting and auditing in this Registration Statement.

/s/ Stonefield Josephson, Inc.

Stonefield Josephson, Inc.
Los Angeles, California
December 18, 2009